Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-5524, 33-53971, 33-59781, 333-124191, 333-124192, 333-124193, 333-82847 and 33-50960 on Form S-8 of our reports dated April 13, 2006, relating to the consolidated financial statements and financial statement schedule of Angelica Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the presentation of discontinued operations in the consolidated statements of cash flows) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Angelica Corporation for the year ended January 28, 2006.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
April 13, 2006